FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last date written on the signature block by and between TORTOISE ESSENTIAL ASSETS INCOME TERM FUND, a Maryland statutory trust (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).Fund Services

WHEREAS, the Fund will be registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end, management investment company, and shares of the Fund will be registered under the Securities Act of 1933, as amended (the “1933 Act” and together with the 1940 Act, the “Acts”); and

WHEREAS, Fund Services is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Fund desires to retain Fund Services to provide fund administration services to the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Administrator

The Fund hereby appoints Fund Services as administrator of the Fund on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.	Services and Duties of Fund Services

Fund Services shall provide the following administration services to the Fund:

A.	General Fund Management:

(1)	Act as liaison among Fund service providers, including, but not limited to, the Fund’s investment adviser, external legal counsel, accounting and audit firms and external compliance consultants.

(2)	Supply:

a.	Office facilities (which may be in Fund Services’, or an affiliate’s or the Fund’s own offices).

b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Fund’s board of directors (the “Board of Directors”) or the “Directors”) communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.	Prepare reports for the Board of Directors based on financial and administrative data.

c.	Assist with the selection of the independent auditor.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare minutes of meetings of the Board of Directors, committees of the Board of Directors, as agreed upon by both parties, and Fund shareholders.

f.	Recommend dividend declarations to the Board of Directors and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.	Attend Board of Directors meetings and meetings of committees of the Board of Directors, as agreed upon by both parties, and present materials for directors’ review at such meetings.

(4)	Audits:

a.	For the annual Fund audit, prepare appropriate schedules and materials, provide requested information the independent auditors and facilitate the audit process.

b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agency and facilitate the audit process.

c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Fund.

(7)

Keep the Fund’s governing documents, including its declaration of trust, bylaws and minute books, but only to the extent such documents are provided to Fund Services by the Fund or its representatives for safe keeping.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the Acts requirements, including:

(i)	Asset and diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records pursuant to Rule 31a-3 under the 1940 Act.

(iv)	Code of ethics requirements pursuant to Rule 17j-1 under the 1940 Act for the disinterested directors.

b.	Monitor the Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.

Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with: (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Fund Services’ compliance program as it relates to the Fund provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

d.

In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), Fund Services will provide the Fund’s Chief Compliance Officer with reasonable access to Fund Services’ Fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving Fund Services that affect or could affect the Fund.

e.	Monitor applicable regulatory and operational service issues, and update Board of Directors periodically.

(2)	Blue Sky Compliance:

a.

Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

b.	Monitor status and maintain registrations in each state and applicable U.S. territories.

c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:

a.	Assist Fund counsel in annual updates, or any other amendments or supplements, of the Fund’s Registration Statement on Form N-2.

b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR/Form N-CEN, Form N-CSR, Form N-Q/Form N-Port filings and, if applicable, Rule 24f-2 notices and Form N-PX filings.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.	File fidelity bond under Rule 17g-1.

e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Fund.

(4)	IRS Compliance:

a.	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate required distributions (including excise tax distributions).

C.	Financial Reporting:

(1)	Provide financial data required by the Prospectus and SAI.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, and the independent registered public accounting firm.

(3)

Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.

(5)	Monitor expense accruals and make adjustments as necessary; notify the Fund’s management of any adjustments expected to materially affect the Fund’s expense ratio.

(6)	Prepare financial statements, which include, without limitation, the following items:

a.	Statement of Cash Flows (if applicable).

b.	Schedule of Investments.

c.	Statement of Assets and Liabilities.

d.	Statement of Operations.

e.	Statement of Changes in Net Assets.

f.	Financial Highlights.

(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)	Provide the Fund’s management and independent accountant with tax reporting information pertaining to the Fund and available to Fund Services as required in a timely manner.

(2)

Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including, without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. Fund Services will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant.

(3)	Calculate the annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

(4)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund Management and/or its independent accountant.

(5)	Prepare and file on behalf of Fund management Form 1099 MISC Forms for payments to disinterested directors and other qualifying service providers.

(6)	Monitor wash sale losses.

(7)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

3.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). Fund Services shall also be reimbursed for such miscellaneous expenses set forth on Exhibit A hereto as are reasonably incurred and documented by Fund Services in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify Fund Services in writing within thirty (30) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1⁄2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to Fund Services shall only be paid out of the assets and property of the Fund.

4.	License of Data; Warranty; Termination of Rights

A.

Fund Services has entered into an agreement with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”) and FactSet Research Systems Inc. (“FACTSET”) which obligates Fund Services to include a list of required provisions in this Agreement attached hereto as Exhibit B. The index data services being provided to the Fund by Fund Services pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund. The provisions in Exhibit B shall not have any affect upon the standard of care and liability Fund Services has set forth in Section 6 of this Agreement.

B.

The Fund agrees to indemnify and hold harmless Fund Services, its information providers, and any other third party identified to the Fund as being involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents (such information providers and other third parties, collectively, “Data Providers”) from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Fund’s or any third party’s use of, or inability to use, the Data or any material breach by the Fund of any provision contained in this Agreement. The immediately preceding sentence shall not have any effect upon the standard of care and liability of Fund Services as set forth in Section 6 of this Agreement.

C.

Fund Services has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Fund agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Fund’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Fund’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Fund), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Fund’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Fund further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

5.	Representations and Warranties

A.	The Fund hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its declaration of trust, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	Fund Services hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.

Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ control, except any losses arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement, applicable law, or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless Fund Services from and against any and all actual claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Fund, as approved by the Board of Directors of the Fund, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or applicable law, or its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. Fund Services shall act in a commercially reasonable manner to mitigate any losses, expenses or liabilities it may suffer. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees. Fund Services shall endeavor to provide the Fund such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which Fund Services seeks indemnity from the Fund.

Fund Services shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement or applicable law, or its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Fund’s Directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for (i) any consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, terrorism, riots, or failure beyond its reasonable control, of transportation or supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund

Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent registered public accounting firms on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.

B.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

E.

In conjunction with the tax services provided to the Fund by Fund Services hereunder, Fund Services shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the Code, or any successor thereof. Any information provided by Fund Services to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in Fund Services’ administrative capacity. Fund Services shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the Code has been satisfied with respect to any income tax item. The Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by Fund Services, and any supporting documents thereto, in connection with the tax reporting services provided to the Fund by Fund Services. Fund Services shall not be liable for the provision or omission of any tax advice with respect to any information provided by Fund Services to the Fund. The tax information provided by Fund Services shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Fund or its agent shall furnish to Fund Services the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information; Data Security

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that Fund Services will promptly notify the Fund of such request if permitted by applicable law, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Fund or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

Fund Services certifies that it has implemented, and shall require Third Party Service Providers to implement, appropriate measures, including the establishment and maintenance of policies, procedures, and technical, physical, and administrative safeguards, to ensure the security and confidentiality of all Confidential Information (including Personal Information), protect against any reasonably foreseeable threats or hazards to the security or integrity of Confidential Information, protect against unauthorized access to or use of Confidential Information, and ensure appropriate disposal of Confidential Information (collectively, the “Information Security Program”). To the extent Personal Information is or may be disclosed to Fund Services or is or may be otherwise received or accessed by Fund Services under this Agreement, the

Information Security Program shall be designed to meet the standards established by federal and state privacy and data security laws, rules, regulations, industry standards applicable to the Company and the Fund, and industry standards applicable to Fund Services. Fund Services shall periodically test and audit its Information Security Program. Fund Services shall take full responsibility for safeguarding Confidential Information and will implement industry standard security measures to protect Confidential Information from loss, corruption, access by or disclosure to a party other than the intended recipient.

Fund Services shall respond to Fund’s reasonable requests for information concerning Fund Services’ Information Security Program and, upon request, Fund Services will provide a summary of its applicable policies and procedures to Fund. Fund Services also agrees, when requested, to complete the security questionnaire provided by Fund. Fund acknowledges that certain information provided by Fund Services, including internal policies and procedures, may be proprietary to Fund Services, and agrees to protect the confidentiality of all such materials it receives from Fund Services to the same extent that it would protect its own such information. Fund Services agrees to resolve promptly any applicable control deficiencies that do not meet the standards established by federal and state privacy and data security laws, rules, regulations, and/or industry standards related to Fund Services’ Information Security Program that are identified through the completion of the questionnaire or otherwise.

9.	Force Majeure

Neither Fund Services nor the Fund shall be liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; acts of terrorism; sabotage; strikes; epidemics; riots; power failures; computer failure and any such circumstances beyond its reasonable control as may cause interruption, loss or malfunction of utility, transportation, computer (hardware or software) or telephone communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; provided, however, that in the event of a failure or delay, Fund Services: (i) shall not discriminate against the Fund in favor of any other customer of Fund Services in making computer time and personnel available to input or process the transactions contemplated by this Agreement, and (ii) shall use its best efforts to ameliorate the effects of any such failure or delay.

10.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

11.	Compliance with Laws

The Fund has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to, compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI. Fund Services’ services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

12.	Term of Agreement; Amendment

This Agreement shall become effective as of the last date on the signature page and will continue in effect for a period of one year, and will continue in effect for successive annual periods thereafter. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party specifying in reasonable detail the nature of such breach. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Fund, and authorized or approved by the Board of Directors.

13.

Early Termination. In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to the end of the first full year of service, the Fund agrees to pay the following fees:

a.	the full annual minimum fee as listed in Exhibit A less any fees already paid for the first full year of services under this Agreement;

b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider,; and

d.	all and documented miscellaneous costs associated with a. through c. above.

14.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’s duties or responsibilities hereunder is designated by the Fund by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense (which shall include only reasonable and documented miscellaneous costs) of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the

Fund, and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund.

All reasonable fees associated with the transfer of all relevant books, records, correspondence and other data (including all fees associated with transferring the data to a form that may differ from the form in which Fund Services has maintained the data) established or maintained by Fund Services under this Agreement, and all reasonable fees associated with record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor to any of Fund Services’s duties or responsibilities hereunder (together the “Conversion Fees”) shall be paid by the Trust, provided, however, that if Fund Services terminates this Agreement prior to the expiration of the initial term or other than in connection with a material breach of this Agreement by the Trust, or in connection with Fund Services ceasing to provide transfer agency services substantially similar to those provided in this Agreement, Fund Services shall pay the Conversion Fees.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Fund Services, or by Fund Services without the written consent of the Fund accompanied by the authorization or approval of the Fund’s Board of Directors.

16.	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the Acts, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the Acts or any rule or order of the SEC thereunder. Courts within the state of Wisconsin will have exclusive jurisdiction over all disputes between the parties arising out of or relating to this Agreement. The parties hereby consent to and agree to submit to the jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint Fund Services and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice. The Fund acknowledges that in-house Fund Services attorneys exclusively represent Fund Services and rely on outside counsel retained by the Fund to review all services provided by in-house Fund Services attorneys and to provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between in-house Fund Services attorneys and the Fund, any information provided to Fund Services attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. Fund Services represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

21.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

Phone: [Fund Services to Provide]

Fax: [Fund Services to Provide]

and notice to the Fund shall be sent to:

Tortoise Essential Assets Income Term Fund

Attention: Tortoise Capital Advisors, L.L.C.

11550 Ash Street, Suite 300

Leawood, KS 66211

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

24.	Trust Limitations

This Agreement is executed by the Fund and the obligations hereunder are not binding on any of the directors, officers or shareholders of the Fund individually but are binding only on the Fund and the assets and property of the Fund.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

TORTOISE ESSENTIAL ASSETS INCOME TERM FUND

By:

Name:	P. Bradley Adams

Title:	CEO

Date: March 25, 2019

U.S. BANCORP FUND SERVICES, LLC

By:

Name:

Title:

Date: March 25, 2019

Exhibit A to the Fund Administration Servicing Agreement –

Fund Administration Fee Schedule at March1, 2019

Annual Fee Based Upon Average Net Assets Per Fund*

4	basis points on the first $1 billion

3	basis points on the next $1 billion

2	basis points on the balance

Minimum Annual Fee: $30,000 per portfolio

The annual minimum will be discounted by 50% from Inception date of each fund for the first (6) months. Should any Fund terminate prior to twelve (12) months from Inception date, the full annual minimum will apply.

NOTE: Conversion, multiple classes, master/feeder and multiple manager funds, and extraordinary services quoted separately.

Chief Compliance Officer Support Fee

•	$3,000 per year per fund complex (Waived)

Third Party Administrative Data Charges (descriptive data for each security)

$1 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

SEC Modernization Requirements

•	Form N-PORT – $12,000 per year, per Fund

•	Form N-CEN – $250 per year, per Fund

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting, tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. U.S. Bank legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services Supplemental Fee Schedule

Section 18 Compliance Testing

•	$1,500 set up fee per fund complex

•	$500 per fund per month

Section 15(c) Reporting

•	$2,000 per fund per standard reporting package*

*	Standard reporting packages for annual 15(c) meeting

•	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report

•	Performance reporting package: Peer Comparison Report

•	Additional 15c reporting is subject to additional charges

Exhibit B to the Fund Administration Servicing Agreement—Tortoise Tax-Advantaged

Essential Assets Interval Fund, Inc.

REQUIRED PROVISIONS OF MSCI, S&P and FACTSET

•	The Fund shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

•

The Fund shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•

The Fund shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET. Further, the Fund shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•

The Fund shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Fund’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Fund shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•

The Fund shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI, S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Fund.

•	The Fund shall acknowledge that MSCI, S&P and FACTSET may, in its sole and absolute discretion and at any time, terminate Fund Services’ right to receive and/or use the Data.

•

The Fund shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI and FACTSET and Fund Services, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE FUND ON AN “AS IS” BASIS. Fund Services, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). Fund Services, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

THE FUND ASSUMES THE ENTIRE RISK OF ANY USE THE FUND MAY MAKE OF THE DATA. IN NO EVENT SHALL Fund Services, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE FUND , OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE FUND TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF Fund Services, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.